Exhibit 2.2

AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is dated this 15th day of February, 2005 by and between between P-H Energy, LLC, a Texas limited liability company which is a wholly owned subsidiary of Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”), with a mailing address of 1100 Louisiana, Suite 4400, Houston, Texas 77002, as general partner for Wynn-Crosby 1994, Ltd.; Wynn-Crosby 1995, Ltd.; Wynn-Crosby 1996, Ltd.; Wynn-Crosby 1997, Ltd.; Wynn-Crosby 1998, Ltd.; Wynn-Crosby 1999, Ltd.; Wynn-Crosby 2000, Ltd. and Wynn-Crosby 2002, Ltd., (hereinafter individually referred to as Seller and collectively as “Sellers”) and, Noble Royalties, Inc., a Texas corporation d/b/a Brown Drake Royalties with a mailing address of 13601 Preston Road, Suite 1008W, Dallas, Texas 75240 (hereinafter referred to as “Buyer”) and Petrohawk. Each of Buyer and Seller may be referred to as a “Party” and Buyer and Sellers may be referred to collectively as the “Parties” and amends that certain Purchase and Sale Agreement between the Parties dated the 14th day of January, 2005 (the “Original Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Original Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Original Agreement shall be amended as follows:

1.             Article I of the Original Agreement shall be deleted in its entirety and replaced with the following:

ARTICLE I
TRANSFER OF THE PROPERTIES

1.1           Sale and Purchase:  Upon the terms and conditions hereinafter set forth, each Seller agrees to sell, assign, and convey to Buyer and Buyer agrees to buy and accept from Sellers, all of Sellers’ right, title, and interest in and to the leases and lands, whether contractually owned and not yet conveyed pursuant to recorded and unrecorded agreements or actually conveyed, described on Exhibit A and contracts and agreements to the extent related thereto, subject to any reservations, exclusions or limitations described on Exhibit A, said rights and interests being hereinafter referred to as the “Properties.”

1.2           Purchase Price:  The total purchase price to be paid to Sellers for the Properties by Buyer shall be $80,000,000 (such amount unadjusted by any other adjustments provided for in this Agreement or agreed to by the Parties, being herein called the “Base Purchase Price”). Such Base Purchase Price may be adjusted as provided in Section 1.4 hereof (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the Parties, being herein called the “Purchase Price”).  The Purchase Price shall be allocated among the Sellers in accordance with each Seller’s ownership of the Properties and the Allocated Value (as defined bellow) for each Property.

1.3           Deposit:  Contemporaneously with the execution of this Agreement, Buyer shall deliver to Petrohawk via wire transfer of immediately available funds to an account number to be designated by Petrohawk the amount of $5,000,000 (such amount being herein called the “Deposit”). In addition, in the event the Closing Date is extended beyond February 15, 2005 as provided in Section 1.4, Buyer shall deliver to Petrohawk in immediately available funds to an account number to be designated by Petrohawk an additional amount of $55,000,000 (the “Additional Deposit”).  In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit and the Additional Deposit (if the Closing Date is extended) shall be applied to the Purchase Price to be paid by the Buyer at the Closing. In the event the transaction contemplated hereby fails to close on the Closing Date or Extended Closing Date as a result of a material breach of this Agreement by Sellers the Deposit and the Additional Deposit shall be returned to Buyer. If the transaction contemplated hereby otherwise fails to close on the Closing Date and Buyer has not timely exercised its right to extend the Closing Date pursuant to Section 1.4 below, Petrohawk shall distribute the Deposit to Sellers not as a penalty but as liquidated damages. If Buyer timely exercises its rights to extend the Closing Date pursuant to Section 1.4 below and the transaction contemplated hereby otherwise fails to close on the Extended Closing Date, Petrohawk (i) shall distribute the Deposit and Fifteen Million Dollars ($15,000,000) of the Additional Deposit to Sellers not as a penalty but as liquidated damages; and (ii) return the balance of the Additional Deposit, without interest, to Buyer.  THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLERS OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT (AND THAT PORTION OF THE ADDITIONAL DEPOSIT THAT IS DESIGNATED AS LIQUIDATED DAMAGES) IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY AND SHALL BE SELLERS’ SOLE AND EXCLUSVIE REMEDY.

1.4           Closing:  The closing (herein called the “Closing”) of the transaction contemplated hereby shall be on or before 5:00 p.m. Dallas, Texas time, February 15, 2005 or such date and time as agreed to by the Parties (the “Closing Date”).  Buyer may extend the Closing Date for thirty (30) days to March 17, 2005, by giving written notice to Sellers on or before February 15, 2005, with such new date being herein referred to as the “Extended Closing Date”.  Buyer may accelerate the Extended Closing Date by giving Sellers at least two (2) business days written notice, with such notice specifying the new date for closing (the “Revised Extended Closing Date”).  In the event the Closing Date is extended beyond February 15, 2005 (i) the Purchase Price shall be increased by $2,500 for each day after February 15, 2005 up to and including the Extended Closing Date or the Revised Extended Closing Date, whichever is applicable; and (ii) in addition to the closing statement that has been previously delivered to Buyer by Sellers pursuant to Section 6.1 of the Original Agreement, Sellers shall prepare a closing statement based on the Extended Closing Date or the Revised Extended Closing Date, whichever is applicable, and provide it to Buyer one (1) business day before such date.  On the date of Closing, Buyer shall tender the Purchase Price, less the Deposit and the Additional Deposit by wire transfer of immediately available funds to an account number to be designated by Sellers prior to Closing.  The Closing will be held at 5500 Plano Parkway, Suite 200, Plano, Texas 75093 or at any other mutually acceptable location.  The Closing with all Sellers shall be simultaneous.

1.5           Effective Time:  The effective time of this purchase and sale of the Properties will be at 12:01 a.m., January 1, 2005 Dallas, Texas time (the “Effective Time”). All oil, gas and other hydrocarbons produced, saved, sold or delivered from the Properties prior to the Effective Time shall be for the account and benefit of Sellers and all oil, gas and other hydrocarbons produced, saved, sold or delivered from the Properties after the Effective Time shall be for the account and benefit of Buyer.

1.6           Allocation of Purchase Price:  Buyer, with Sellers’ approval, has allocated the Base Purchase Price among the Properties as set forth on Exhibit A-1. The value so allocated to a particular Property may be referred to as the “Allocated Value” for that Property.  Any additions to the Purchase Price pursuant to Section 1.4 above shall be allocated to the Properties on a pro-rata basis.

1.7           Form of Assignment:  The assignment from Sellers to Buyer shall be in substantially the form and content shown in the Assignment and Bill of Sale attached hereto as Exhibit B and made a part hereof (the “Assignment”) to be modified only to the extent necessary to comply with these terms and conditions.  If any Properties are erroneously described in the Assignment, the description will be corrected upon proof of the Properties’ proper description.

2.             Buyer agrees that (i) it has completed examination of title as set forth in Article II of the Original Agreement; (ii) that there are no Asserted Defects; and (iii) there are no adjustments to the Base Purchase Price by reason of the provisions of Section 2.6 of the Original Agreement.

3.             Buyer has examined the following, all of which have been provided to Buyer as of the date of this Amendment:

(a)           instruments conveying all of each Seller’s right, title and interests in the Properties;

(b)           evidence that all consents, approvals and authorizations prerequisite to the sale and conveyance of the Properties and evidence of waiver of preferential purchase rights applicable to the Properties have been obtained;

(c)           letters-in-lieu of division orders for the Properties;

(d)           Partial Releases of the Mortgage, Line of Credit Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement with respect to the Properties executed by Sellers’ lender; and

(e)           Partial Releases for the UCC-1’s covering the Properties executed by Sellers’ lender.

Buyer hereby confirms that all documents, instruments and evidence as set forth in (a), (b), (c), (d) and (e) above, are in order and acceptable to Buyer and that upon delivery of such items by Sellers on the Extended Closing Date or the Revised Extended Closing Date, whichever is applicable, Sellers will have fulfilled their obligations under Section 7.5 of the Original Agreement.

4.             Buyer hereby waives its condition to close as set forth in Section 7.2 (a) of the Original Agreement and to the extent the items in 3(a), (b), (c), (d) and (e) above are delivered to Buyer at the Extended Closing Date or the Revised Extended Closing Date, whichever is applicable, Buyer waives the condition set forth in Section 7.2 (b) of the Original Agreement.

5.             Buyer hereby elects to extend the Closing Date pursuant to the terms of Section 1.4 of this Amendment and contemporaneously with the execution of this Amendment, Buyer has deposited the Additional Deposit with Petrohawk.  Sellers hereby accept Buyer’s election to extend the Closing Date.

6.             Section 7.3 of the Original Agreement shall be amended by replacing the term “Closing Date” with the words “Extended Closing Date or Revised Extended Closing Date, whichever is applicable,” in each instance in which it appears.

7.             Except with respect to the changes made in this Amendment, the terms and provisions of the Original Agreement are in full force and effect.

8.             This Amendment shall be binding upon the Parties hereto and their respective successors and assigns.

9.             This Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same instrument.

10.           This Amendment shall be subject to and construed according to the laws of the State of Texas.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

SELLER:		BUYER:

Wynn-Crosby 1994, Ltd.		Noble Royalties, Inc. d/b/a
Wynn-Crosby 1995, Ltd.		BROWN DRAKE ROYALTIES
Wynn-Crosby 1996, Ltd.
Wynn-Crosby 1997, Ltd.
Wynn-Crosby 1998, Ltd.
Wynn-Crosby 1999, Ltd.
Wynn-Crosby 2000, Ltd.
Wynn-Crosby 2002, Ltd.

By:	/s/ Floyd C. Wilson	By:	/s/ A. Scott Noble
Floyd C. Wilson President of P-H Energy, LLC General Partner			A. Scott Noble President/CEO